Report of Independent Registered Public Accounting Firm

To the Stockholders
Supervillain Studios, Inc.
Santa Ana, California

We have audited the accompanying statements of operations, retained earnings and cash flows of Supervillain Studios, Inc. for the period January 1, 2007 to June 13, 2007 and for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the period January 1, 2007 to June 13, 2007 and for the years ended December 31, 2006 and 2005 of Supervillian Studios, Inc., in conformity with accounting principles generally accepted in the United States of America.

On June 14, 2007, Zoo Games Inc., (formerly Green Screen Interactive Software LLC ) acquired all the assets of the Company in exchange for approximately $3,054,000 in cash, promissory notes and equity of the acquirer.

/s/ Amper, Politziner & Mattia, LLP
September 17, 2008
New York, New York

Supervillain Studios, Inc.
Statements of Operations and Retained Earnings
For the Years Ended December 31, 2005 & 2006 and Period from January 1, 2007 - June 13, 2007

			Period
	Years Ended December 31,		January 1, 2007 -
	2005	2006	June 13, 2007

Revenue	$2,380,759	$1,883,107	$1,276,598

Operating Expenses:

Salaries and related expenses	1,263,820	1,388,721	606,847

Other general and administrative expenses	379,469	428,415	319,386

Depreciation and amortization expenses	24,182	36,683	3,438

Total Operating Expenses	1,667,471	1,853,819	929,671

Operating Profit	713,288	29,288	346,928

Interest expense (income), net	8,163	(274)	(6,227)

Net Income	705,125	29,562	353,155

Retained earnings, beginning of period	(5,463)	680,671	373,078

Distributions to stockholders	(18,991)	(337,155)	-

Retained earnings, end of period	$680,671	$373,078	$726,233

See accompanying Notes to the Financial Statements

Supervillain Studios, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2005 & 2006 and Period from January 1, 2007 - June 13, 2007

			Period
	Years Ended December 31,		January 1, 2007 -
	2005	2006	June 13, 2007
Operating activities:

Net income	$705,125	$29,562	$353,155
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	24,182	36,683	3,438
Change in accounts receivable	(57,795)	(139,750)	(35,000)
Change in other current assets	600	(128,781)	127,356
Change in accounts payable	20,713	(6,337)	111,631
Change in deferred revenue	80,066	(45,375)	(82,105)

Net cash provided from (used in) operating activities	772,891	(253,998)	478,475

Investing activities:

Capital expenditures	(39,742)	(23,472)	-

Financing activities:

Distributions to shareholders	(138,945)	(337,155)	-

Net change in cash	594,204	(614,625)	478,475

Cash balance, beginning of period	185,221	779,425	164,800

Cash balance, end of period	$779,425	$164,800	$643,275

See accompanying Notes to the Financial Statements

SUPERVILLAIN STUDIOS, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BUSINESS

Supervillain Studios, Inc., a California company, (the “Company”, “Supervillain”, “we”, “us” or similar pronouns) is a developer of interactive entertainment software for use on all major platforms including Sony’s PSP, Playstation 2 and Playstation 3, Microsoft’s Xbox and Nintendo’s Wii. The Company enters into contracts with various video game publishers to develop games using the publisher’s intellectual property and must satisfy certain game development milestones during the development process. The game development process could take from six months to fifteen months, depending on the complexity of the specific game requirements.

NOTE 2 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Concentration of Credit Risk

We maintain cash balances at one major financial institution.

If the financial condition and operations of our customers deteriorate, our risk of collection could increase substantially. All of our trade receivables are derived from sales to major video game publishers. Our revenue was derived from two customers in 2005, three customers in 2006 and four customers in the 2007 period.

Revenue Recognition

We earn our revenue by satisfying certain specific criteria (milestones) in the game development process that are identified in our contracts with our customers. The amounts are fixed or determinable and collection is deemed probable. The revenue is recognized when the customer acknowledges that the criteria have been satisfied. Any payments received from customers in advance of us performing services are recorded as deferred revenue and the revenue is recognized over the period when the services are performed. Our payment arrangements with customers typically provide for up to 30 day terms.

Income Taxes

The Company has S-Corporation elections for federal and state purposes and all tax liabilities pass to the Company’s shareholders via Schedule K-1’s, Shareholder’s Share of Income, Deductions, Credits and Other Items. There are minimal state corporate taxes that are paid directly by Supervillain.

NOTE 2 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Rent Expense and Lease Commitment

The Company is a party to a lease for approximately 24,000 square feet in Santa Ana California from January 1, 2005 to January 31, 2007 at a base rent of $7,828 per month. The lease was subsequently amended for an additional year through January 31, 2008 at a base rent of $8,333 per month with an option for an additional year by mutual consent at a base rate of $8,838 per month. The total rent expense incurred for the years ended December 31, 2005, 2006 and the period from January 1, 2007 – June 13, 2007 were approximately $85,000, $97,000 and $46,000, respectively.

Depreciation and amortization

Office equipment, furniture and fixtures are depreciated using the straight-line method over their estimated useful life of five years. Computer equipment and software are depreciated and amortized using the straight-line method over three years. Leasehold improvements are amortized over the term of the lease.

NOTE 3 - SUBSEQUENT EVENT

In June 2007, the Company sold its net assets to Green Screen Interactive Software, LLC (“Greenscreen”), a video game publisher based in New York, New York for a total of $5.0 million. The Company’s shareholders received $1.4 million in cash, a promissory note for $2.1 million (Supervillain Note”) and an aggregate of 50,001 Common Units of the Company to Supervillain’s shareholders which were valued at the acquisition date at an aggregate of $500,000. In addition, an aggregate of $1.0 million will be paid to the Supervillain’s three shareholders ($333,333 each) that remain employed by Greenscreen or its affiliates on June 14, 2010. The Supervillain Note is payable in three installments; $500,000 of principal together with accrued interest at the rate of 5% per annum is payable on each of (A) the earlier of December 15, 2008 or the date that the Company consummates a round of equity financing of $20.0 million or more and (B) the earlier of December 15, 2008 or the date that the Company consummates a round of equity financing of $31.0 million or more. The balance of the Supervillain Note, together with any accrued interest, is due on June 14, 2010.